Exhibit 10.1

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant treats as private or confidential.

PATENT LICENSE AGREEMENT

between

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

and

CYCLERION THERAPEUTICS, INC.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

PATENT LICENSE AGREEMENT

This Patent License Agreement (the “Agreement”), effective as of September 19, 2025 (the “Effective Date”), is between the Massachusetts Institute of Technology (“MIT”), a Massachusetts non-profit corporation and educational institution, with a principal office at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and Cyclerion Therapeutics, Inc. (“Company”), a Massachusetts corporation, with a principal place of business at 245 First Street, 18th Floor, Cambridge, MA 02142. MIT and Company are each a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, the Patent Rights (as defined herein) relating to MIT Case No. 25342PJ (Hospital Case No. 2025-134), "Combinations of Anesthetics as Therapies for Treatment-Resistant Depression" were developed by MIT researcher Emery Neal Brown and others at The General Hospital Corporation, d/b/a Massachusetts General Hospital (“Hospital”); and

WHEREAS, MIT and Hospital have signed a Joint Invention Agreement dated December 24, 2024 (MIT LID 4917426; MGH Ref. No. 2024A022943) in connection with the Patent Rights that appoints MIT as the sole and exclusive agent for licensing the Patent Rights; and

WHEREAS, MIT desires to have the Patent Rights developed and commercialized to benefit the public and is willing to grant a license thereunder; and

WHEREAS, Company has represented to MIT that Company will commit itself to a diligent program of exploiting the Patent Rights so that public utilization shall result therefrom; and

WHEREAS, Company desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, MIT and Company hereby agree as follows:

1.
Definitions

1.1
“Affiliate” shall mean any Person that is controlled by Company, provided that such Person is not Subject to Sanctions. The term “Control”, “Controls” or “Controlled” as used throughout this Agreement means (i) beneficial ownership, whether direct or indirect, of at least fifty percent (50%) of the voting securities of a Person with voting securities; (ii) a fifty percent (50%) or greater interest, whether direct or indirect, in the net assets or profits of a Person without voting securities; or (iii) the ability otherwise to direct the business, affairs or major decisions of a Person, including, without limitation, by virtue of the Person’s financial, commercial, or other practical dependence upon another Person. Such entity shall be deemed to be an “Affiliate” only for so long as such Control exists.

1.2
“Change of Control” shall mean (a) a merger, share exchange or other reorganization concerning the direct or indirect ownership of Company, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person(s) of the capital stock of Company representing a majority of the aggregate ordinary voting power, or aggregate equity value represented by the issued and outstanding capital stock, of Company, or (c) a sale of all or substantially all of the assets of Company or that portion of Company’s business to which the license granted under this Agreement relates in one transaction or a series of related transactions, in which for each of (a), (b) and (c) the Person(s) that own capital stock of Company representing a majority of the voting power of Company prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be; provided however, that a transaction in which working capital is raised through the non-public issuance of equity in Company to investors shall not constitute a Change of Control; or (d) the first sale of Company’s common stock in a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement, provided that, in all instances, where the surviving or successor entity is Subject to Sanctions, Company shall promptly provide MIT notice of same and MIT shall have the right to terminate this Agreement immediately upon notice to the Company. In the event of a recapitalization of Company, Company may request to meet with MIT to discuss whether such recapitalization would be considered a Change of Control hereunder for the purposes of Section 4.1(d)(iv).

1.3
“Co-Owner(s)” shall mean Hospital.

1.4
“Diligence Requirements” shall mean those activities and/or events that constitute Company’s specific development and commercialization milestones, more specifically described in Appendix B.

1.5
“Distributor” shall mean a third party engaged in the distribution of pharmaceutical products that is not an Affiliate or a Sublicensee and to which Company, an Affiliate or Sublicensee has sold Licensed Products in an arms’ length transaction and from which Company, the Affiliate or Sublicensee, as applicable, will not receive any additional benefit separate from the payment for such Licensed Products.

1.6
“Elevated Risk Affiliate” shall mean any Affiliate or other Person Controlled by or under common Control with Company, that is operating, organized, or resident in the People’s Republic of China (including Hong Kong and Macau), Russia, Saudi Arabia, or Venezuela.
1.7
“Elevated Risk Country Sublicensee” shall mean a Person operating, organized, or resident in, or Controlled by a Person who is organized or resident in, the People’s Republic of China (including Hong Kong and Macau), Russia, Saudi Arabia, or Venezuela.

1.8
“Field” shall mean use of anesthetics for the treatment of neuropsychiatric disorders, including depression, in humans. For the avoidance of doubt, the Field specifically excludes the use of anesthetics for mediating unconsciousness in the context of a surgical procedure.

1.9
“First Commercial Sale” shall mean, with respect to a Licensed Product, the date of the first sale (in exchange for cash or other consideration to which value can reasonably be assigned for the purpose of determining Net Sales) by Company, its agents, an Affiliate, or a Sublicensee of such Licensed Product (in a given country after receiving Regulatory Approval) to a Distributor or to an independent third party for end use or consumption of such Licensed Product.

1.10
“Licensed Procedure” shall mean any procedure performed on a human in the Field, the performance of which (i) falls within the scope of a Valid Claim or (ii) uses a Licensed Product. An example of a Licensed Procedure would be the delivery of anesthetic agents in a manner intended to treat patients with treatment-resistant depression.

1.11
“Licensed Product” shall mean, on a country-by-country basis, any product or process, the making, using, selling, offering for sale, or importing in the country in question would (without the license granted hereunder) infringe at least one Valid Claim. For clarity, with respect to a Valid Claim of a pending patent application, “infringed” refers to activity that would infringe or be covered by such Claim if it were contained in an issued patent.

1.12
“Net Sales” shall have the meaning set forth in Section 4.2(a).

1.13
“Patent Challenge” shall mean a legal or administrative challenge (including but not limited to reexamination proceedings, inter partes review proceedings, post grant review proceedings, district court litigation proceedings (including declaratory judgment actions)) to the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership, or enforceability of any of the Patent Rights. A “Patent Challenge” shall not include arguments or assertions as to whether the Patent Rights cover a given product that arise in the defense of a claim brought by MIT against Company or its Affiliates alleging patent infringement or breach of contract concerning Company’s royalty obligations.
1.14
“Patent Rights” shall mean the following:

(a)
the United States and international patents listed on Appendix A;

(b)
the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

(c)
any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, claims of continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents to the extent the claims thereof are directed to subject matter specifically described in the patents or patent applications referred to in (a) and (b) above;

(d)
any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

(e)
international (non-United States) patent applications and provisional applications filed after the Effective Date and the relevant international equivalents to divisionals, continuations, claims of continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents to the extent the claims thereof are directed to subject matter specifically described in the patents or patent applications referred to in (a) and (b) above.

1.15
“Person” shall mean a natural person or legal entity (including, but not limited to, a corporation, partnership, or limited liability company, government agency or government-affiliated organization).
1.16
“Procedure Component(s)” shall mean any components of a Licensed Procedure, including without limitation delivery systems (e.g., physiological closed-loop controlled (PCLC) systems including an EEG monitor, controller, pump, and software), anesthetics, and infusion sets.
1.17
“Regulatory Approval” shall mean with respect to a country or region in the Territory, any and all approvals, licenses, registrations or authorizations (including marketing and labeling authorizations) of any regulatory authority that are necessary for the manufacture, distribution, importation, exportation, use and sale of a Licensed Product in such country or region.

1.18
“Reporting Period” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.19
“Research Support Payments” shall mean (1) any payments explicitly identified in the Sublicense as payments to be used solely for funding or reimbursing the costs of bona fide research and development of Licensed Products by Company under a written research and development plan set forth at the time the Sublicense is entered into (the “Research and Development Plan”) and (2) only to the extent such payments were used for such purposes. Further, such payments must be used solely for (a) the purchase or use of equipment, supplies, products or services and/or (b) the use of employees, subcontractors and/or consultants, to achieve the bona fide research and/or development goal for the commercialization of Licensed Products, as indicated in the Research and Development Plan that is part of the Sublicense.

1.20
“Subject to Sanctions” shall mean any Person: (a) listed in any sanctions-related list maintained by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury, the U.S. Department of Commerce, the U.S. Department of State or any other applicable authority or Controlled by any Person described in the foregoing or (b) operating, organized or resident in: (i) Russia; (ii) a country, region or territory which is itself the subject or target of sanctions now or in the future (as of the Effective Date, the countries and regions subject to the foregoing clause are Iran, Cuba, North Korea, Syria, and the Crimea, Donetsk People’s Republic (“DNR”) and Luhansk People’s Republic (“LNR”) regions of Ukraine); or (iii) a country, region or territory which is itself the subject or target, or may in the future become the subject or target, of any sanctions that relate to the subject matter of this Agreement.
1.21
“Sublicense” shall mean (a) any right granted, license given or agreement entered into by Company or a Sublicensee to or with another person or entity, under or with respect to or permitting any use of the Patent Rights or otherwise granting rights to such person or entity pursuant to this Agreement; (b) any option or other right granted by Company or a Sublicensee to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill, covenant not to sue or similar obligation undertaken by Company or a Sublicensee toward another person or entity not to grant any of the rights described in clause (a) or (b) to any third party, in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense; provided that, neither merely a Change of Control, nor a permitted assignment of this Agreement in its entirety in accordance with the terms of Article 10, shall constitute a Sublicense. For avoidance of doubt, each Sublicense tier shall be a Sublicense.

1.22
“Sublicensee” shall mean any person or entity that has been granted a Sublicense under this Agreement.

1.23
“Sublicense Income” shall mean payments received as consideration for any Sublicense granted pursuant to this Agreement, including without limitation license fees, milestone payments and bonus payments, profit sharing, license maintenance fees, payments received in connection with the provision and/or sales of Licensed Products, Procedure Components and Licensed Procedures, and other payments, but specifically excluding: (a) Research Support Payments (subject to below); (b) payments made in consideration for the issuance of equity or debt securities that does not exceed the fair market value of such equity or debt securities; and (c) reimbursement of future Patent Expenses (defined below). For purposes of calculating the amount of Sublicense Income owed to MIT pursuant to Section 4.1(e) (Sharing of Sublicense Income), Sublicense Income shall mean the total consideration received by Company or Sublicensee, as applicable, in a single transaction or series of related transactions of which the Sublicense is a part, regardless of whether such transaction or series of related transactions incorporates rights to other technology, know-how and/or intellectual property. In order to deduct Research Support Payments, Company must provide MIT with the applicable Research and Development Plan. Company may deduct Research Support Payments from Sublicense Income at the time of payment by Sublicensee, but must provide MIT on each anniversary of the Sublicense, Company records that demonstrate, to MIT’s reasonable satisfaction, that designated Research Support Payments were spent in a manner consistent with this Section 1.23 and Section 1.19 (Research Support Payments). Any amounts received by Company but not spent as described herein and in Section 1.19 (Research Support Payments) shall be treated as Sublicense Income, and payment shall be made to MIT within [***] of the anniversary of the effective date of the Sublicense.

1.24
“Term” shall mean the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the expiration of the last to expire Valid Claim, unless earlier terminated in accordance with the provisions of this Agreement.

1.25
“Territory” shall mean worldwide.

1.26
“Valid Claim” shall mean: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; (ii) rendered unenforceable through disclaimer or otherwise; (iii) abandoned; or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been filed and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling and (iii) has not been pending for more than [***] after the date of first substantive examination of such claim, as evidenced by the receipt of an office action on the merits from the United States Patent and Trademark Office (or an equivalent examination report form a foreign patent office); provided, however, that in the event such claim issues as a claim of an issued patent, then such claim shall be a Valid Claim hereunder and Company shall pay MIT any amounts that would otherwise have been due as if such claim had remained a Valid Claim. Notwithstanding the foregoing, if the prosecution of a given application is interrupted and/or delayed by a patent office and/or due to a Patent Challenge and/or a patent office proceeding such as an interference, appeal or opposition, then the pendency of such Patent Challenge and/or proceeding(s) shall not be included in the [***] time period set forth above. The invalidity of a particular claim in one or more countries shall not invalidate such claim in the remaining countries of the Territory, or otherwise affect whether such claim is a Valid Claim in the remaining countries of the Territory.

2.
Grant of Rights

2.1 License Grants. Subject to the terms of this Agreement, MIT hereby grants to Company for the Term an exclusive (subject to the retained rights set forth in Section 2.4 below) royalty-bearing license under the Patent Rights to develop, make, have made, use, sell, offer to sell, lease, and import Licensed Products in the Field in the Territory. MIT retains all exclusive rights under the Patent Rights outside of the Field. Company agrees that it shall not use the Patent Rights for any other purpose outside the Field. Company shall not extend the right to practice the license granted to Company under this Section 2.1 to any Affiliate of Company without MIT’s prior written consent, except that Company may, without such consent, extend the right to practice such license to any Affiliate, provided that:

(a) Company shall provide written notice to MIT of the extension of such license to any Affiliate within [***] of the transfer, which notice shall include: (i) the name, principal address for physical location of the Affiliate; (ii) jurisdiction of incorporation or formation of such Affiliate; and (iii) certification by an officer of Company that the applicable entity is an Affiliate;

(b) upon any such entity ceasing to be an Affiliate (of which Company shall provide written notice to MIT within [***] thereof), such entity’s right to practice the license grant set forth in this Section 2.1 shall automatically terminate;

(c) no such extension of the license grant set forth in this Section 2.1 to an Affiliate shall relieve Company of any of its obligations under this Agreement;

(d) no such extension of the license grant set forth in this Section 2.1 to an Affiliate shall be assignable by an Affiliate;

(e) each such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement as if it were Company hereunder;

(f) any act or omission by each such Affiliate shall be deemed an act or omission by Company hereunder, and Company shall be responsible for each such Affiliate complying with all obligations of Company under this Agreement (including all restrictions placed on Company herein), and any uncured material breach by an Affiliate shall be deemed a material breach by Company;

(g) Company is not in breach of this Agreement at the time of the proposed license extension;

(h) Company shall be responsible and liable for any breach of this Agreement by any such Affiliate; and

(i) such Affiliate is not an Elevated Risk Affiliate.

Company shall promptly deliver to MIT an unredacted copy of an agreement between Company and Affiliate (and any amendments thereto) demonstrating compliance with the obligations set forth in this Section 2.1 within [***] of the effective date of such agreement. Any transfer or extension of rights or obligations under this Agreement to an Affiliate shall not become effective until such time as MIT has received a copy of such written agreement. If any such agreement or amendment is not written in English, Company shall also provide MIT with an accurate English translation of such agreement.

2.2
Sublicense Rights.

(a)
Provided that Company remains the exclusive licensee of the Patent Rights in the Field in the Territory, Company shall have the right to grant Sublicenses including some or all of its rights under Section 2.1 (License Grants) through a maximum of three (3) tiers. Company shall not have the right to grant Sublicenses beyond three (3) tiers without MIT’s advance written consent. Each Sublicense shall be subject to this Agreement. No Sublicensee may be Subject to Sanctions. Company shall incorporate terms and conditions into its Sublicense agreements sufficient to enable Company to comply with this Agreement; and specifically, must include the following:

(i)
a section substantially the same as Article 8 of this Agreement, which also will state that the Indemnitees (as defined in Section 8.1 (Indemnification)) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification and insurance provisions of such Sublicense;

(ii)
a provision clarifying that, in the event of termination of the license set forth in Section 2.1 (License Grants) (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license, subject to the right of a Sublicensee to seek a license from MIT as provided in Section 12.3(a) (Effect on Rights Granted);

(iii)
a provision prohibiting a tier three (3) Sublicensee from sublicensing its rights under such Sublicense agreement;

(iv)
a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of MIT; provided, however, that such written consent shall not be required in the event Sublicensee assigns the Sublicense agreement to its affiliate or to any third party in connection with a change of control or sale of all or substantially all of the assets to which the Sublicense agreement relates, provided that: (A) Company certifies in writing to MIT that Sublicensee is in full compliance with the terms of the Sublicense; (B) MIT is promptly notified of the assignment and the assignee; and (C) the assignee agrees in writing to be bound by the terms of the applicable Sublicense; and

(v)
a provision requiring Sublicensee to comply with Section 11.1 (Compliance with Laws) and Section 11.3 (Use of MIT Name) of this Agreement.

(b)
All Sublicenses shall be arms-length transactions in exchange for consideration. Company shall not structure sublicensing arrangements for the Patent Rights, either alone or in connection with other assets (e.g., technology, know-how and/or intellectual property rights) owned or controlled by Company in a single transaction or series of related transactions, in order to minimize or avoid payments to MIT for Sublicense Income sharing under this Agreement.

(c)
To the extent non-monetary consideration is accepted by Company for any Sublicense (e.g., a cross-license), Sublicense Income will be equal to the fair market value of the non-monetary consideration assuming an arm’s length transaction in the ordinary course of business.

(d)
Company shall promptly furnish MIT with a copy of each executed Sublicense agreement, and any amendments thereto, and copies of any agreements concerning any related transactions to such Sublicense agreements, as set forth in Section 1.23 (Sublicense Income), provided that Company may redact information (other than financial terms) in such Sublicense agreement that Company is contractually obligated to treat as confidential by such Sublicensee, but only to the extent that such redactions do not impair MIT’s ability to ensure Company’s compliance with this Agreement. Company shall also report each executed Sublicense agreement (and any relevant amendment(s)) to MIT as required under Section 5.1 (Progress Reports).

(e)
Company shall be responsible and liable for any breach of a Sublicense agreement by any Sublicensee that results in a material breach of this Agreement.

(f)
No Sublicense shall be granted to an Elevated Risk Country Sublicensee without the prior written consent of MIT in its sole discretion. Company shall provide MIT with reasonable advance written notice requesting such consent; such notice shall be sent to [***] and include the following information: (i) the proposed rights to be granted and (ii) the proposed Sublicensee’s name and the location in which the proposed Sublicensee (and any Person that Controls such Sublicensee) is organized, domiciled, and has its principal place of business or headquarters.

2.3 U.S. Manufacturing. Company agrees to comply with the applicable requirements of 35 U.S.C. § 204 “Preference for United States Industry”, as amended, or any successor statutes or regulations.

2.4 Retained Rights.

(a) Research and Educational Use. MIT and Hospital retain the right on behalf of themselves and all other non-profit research institutions, and other entities for the purpose of performing under a research agreement then in effect with MIT, to practice under the Patent Rights for research, teaching, and educational purposes.

(b) Federal Government. Company acknowledges that the U.S. federal government retains certain rights to any government-funded invention claimed in any Patent Rights as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations, including the U.S. federal government’s right to a royalty-free, non-exclusive, non-transferable license to practice or have practiced for or on behalf of the U.S. any government-funded invention claimed in any Patent Rights.

2.5
No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Company or its Affiliates by implication, estoppel, or otherwise as to any technology, patent, or other rights of MIT or any other entity other than as expressly set forth in Section 2.1, regardless of whether such technology or patent rights shall be dominant or subordinate to any Patent Rights.

3.
Company Diligence Obligations

3.1 Diligence Requirements. Company shall use diligent efforts to develop, seek Regulatory Approval for, and commercialize, Licensed Products and Licensed Procedures for the benefit of the public and to make Licensed Products that have gained Regulatory Approval in a jurisdiction available to the public in such jurisdiction. In addition, Company shall achieve the Diligence Requirements in accordance with the schedule set forth on Appendix B hereto.

3.2 Failure to Achieve Diligence Requirement; Right to Cure.

(a)
If Company believes that it will not achieve a Diligence Requirement, it shall notify MIT promptly in writing and include with such notice a reasonable (i) explanation of the reasons for such failure (“Explanation”) and (ii) detailed, written plan for promptly achieving an extended and/or amended Diligence Requirement (“Amended Plan”). If both Company’s Explanation and Amended Plan are acceptable to MIT in its reasonable discretion, then the Diligence Requirements will be amended through written amendment in accordance with Section 14.4 (Amendment and Waiver) to incorporate the extended and/or amended Diligence Requirement set forth in the Amended Plan. If Company so notifies MIT, but fails to provide MIT with both an Explanation and Amended Plan, then Company will have an additional [***] to meet such Diligence Requirement before MIT may exercise its right to terminate pursuant to Section 12.2(b) (Material Breach).

(b)
If Company notifies MIT and provides MIT with an Explanation and Amended Plan, but the Explanation is not acceptable to MIT in its reasonable discretion, then Company will have an additional [***] or until the original deadline of the relevant Diligence Requirement, whichever is later, to meet such Diligence Requirement. Company’s failure to do so shall constitute a material breach of this Agreement and MIT shall have the right to terminate in accordance with Section 12.2(b) (Material Breach).

(c)
If Company so notifies MIT and provides MIT with an Explanation and Amended Plan, but the Amended Plan is not acceptable to MIT in its reasonable discretion, then MIT will promptly explain to Company why the Amended Plan is not acceptable and provide Company with suggestions for an acceptable Amended Plan. Company will have [***] from receipt of MIT’s feedback to provide MIT with a revised Amended Plan, during which time MIT agrees to work with Company in its effort to develop an acceptable Amended Plan. If, within such [***], Company provides MIT with an acceptable Amended Plan, then the Diligence Requirements will be amended through written amendment in accordance with Section 14.4 (Amendment and Waiver) to incorporate the extended and/or amended Diligence Requirement set forth in the Amended Plan. If, within such [***], Company fails to provide an acceptable revised Amended Plan, then Company will have an additional [***] or until the original deadline of the relevant Diligence Requirement, whichever is later, to meet such Diligence Requirement. Company’s failure to do so shall constitute a material breach of this Agreement and MIT shall have the right to terminate this Agreement in accordance with Section 12.2(b) (Material Breach).

(d)
For clarity, if Company fails to achieve a Diligence Requirement and does not avail itself of the procedure set forth in this Section, then MIT shall have the right to terminate this Agreement in accordance with Section 12.2(b) (Material Breach).

4.
Revenue and Payment Terms

4.1 Consideration for Grant of Rights.

(a)
License Issue Fee and Past Patent Cost Reimbursement. Company shall pay to MIT, within [***] following the date of receipt of an invoice from MIT, the following amounts:

(i)
License Issue Fee. A license issue fee of [***]; and

(ii)
Past Patent Cost Reimbursement. Reimbursement of all Patent Expenses (as defined in Section 6.3) incurred by MIT and Co-Owner prior to (and including) the Effective Date (“Pre-Effective Date Costs”). As of September 5, 2025, MIT and Co-Owner have incurred approximately [***].

(b)
License Maintenance Fees. Company shall pay to MIT the following license maintenance fees on the dates set forth below:

Date Due	Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on Net Sales earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

(c)
Running Royalties.

(i)
Company shall pay to MIT the following a running royalty of [***] of Net Sales in each calendar year, and a running royalty of [***] in such calendar year.

(ii)
Running royalties shall be payable for each Reporting Period during the Term and shall be due to MIT within [***] of the end of each Reporting Period.

(d)
Milestone Payments. Company shall pay to MIT the amounts set forth in Table A below upon the achievement by Company, an Affiliate or a Sublicensee of the Licensed Product Milestone Events set forth in Table A. Such payment shall be due one time upon the first achievement of each Licensed Product Milestone Event.

Table A: Licensed Product Milestone Events and Milestone Payments

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]

Company shall also pay to MIT the amounts set forth in Table B below upon the achievement of the Commercial Milestone Events set forth in Table B. Such payment shall be due one time upon the first achievement of each Commercial Milestone Event.

Table B: Commercial Milestone Events and Milestone Payments

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]

(i)
Company shall notify MIT within [***] following the date of the achievement of any of the above Milestone Events by Company, an Affiliate or Sublicensee; such notice to specifically identify the applicable Milestone Event and payment obligation. Such amounts shall be payable for each Reporting Period, shall be both non-creditable and non-refundable, and shall be due to MIT within [***] following the last day of the Reporting Period.

(ii)
The Milestone Events set forth above are intended to be successive. In the event that any Milestone Event is reached without achieving a preceding Milestone Event, then the amount which would have been payable on achievement of the preceding Milestone Event shall also be payable upon achievement of the next successive Milestone Event.

(iii)
If the Milestone Events set forth above in Table A (Licensed Product Milestone Events) and Table B (Commercial Milestone Events) are not all achieved at least once prior to expiration of the Term of this Agreement, then Company’s obligation to pay MIT the Milestone Payments as set forth above in Table A and Table B shall survive for the duration of time in which it takes Company, an Affiliate or Sublicensee to achieve each such unmet Milestone Event one (1) time for a product that would have qualified as a Licensed Product but for expiration of this Agreement. Upon the first achievement of each such Milestone Event (which need not be in the Milestone Event order set forth above) and subsequent payment to MIT of the corresponding Milestone Payment(s), this surviving obligation shall be satisfied.

(iv)
Upon a Change of Control of Company (or a Company Affiliate exploiting the Patent Rights hereunder), or an otherwise approved assignment of this Agreement pursuant to Section 10, any and all unmet Licensed Product Milestone Payments for the Licensed Product Milestone Events marked with an asterisk (*) set forth in Table A above shall be doubled. For clarity, the Commercial Milestone Payments set forth in Table B above will not be affected.

(e)
Sharing of Sublicense Income. Company shall pay to MIT [***] of Sublicense income received by Company or an Affiliate, regardless of whether such Sublicense Income is first received by a Sublicensee at any Sublicense tier before it is paid to Company or its Affiliate. Notwithstanding the foregoing, if, in any Sublicense of the Patent Rights, Company or a Sublicensee also grants rights to other significant technology and/or significant patent rights owned or controlled by Company as of the effective date of such Sublicense and to be used by the Sublicensee in conjunction with the Patent Rights, Company shall pay to MIT the percentages of Sublicense Income received by Company, regardless of Sublicense tier, as set forth in Table C (Sublicense Income Sharing Percentages).

Table C: Sublicense Income Sharing Percentages

Development stage of Licensed Products being sublicensed at the time Sublicense is granted	Sublicense Income Sharing Percentage
[***]	[***]
[***]	[***]
[***]	[***]

(i)
Such amount shall be payable for each Reporting Period and shall be due to MIT within [***] following the end of each Reporting Period.

(ii)
Company’s obligations to pay MIT the percentages of Sublicense Income, as set forth above, shall commence on the effective date of the Sublicense agreement that Company or a Sublicensee enters into, as applicable, and expire concurrent with the expiration of the last to expire payment obligation set forth in the applicable Sublicense agreement (the “Sublicense Income Sharing Term”). For avoidance of doubt, the Sublicense Income Sharing Term may survive beyond the Term. Any Sublicense Income accrued during the Sublicense Income Sharing Term but received by Company or a Sublicensee after expiration of the Sublicense Income Sharing Term shall also be subject to sharing with MIT pursuant to this Section 4.1(e).

(f)
Consequences of a Patent Challenge. In the event that: (i) Company or any of its Affiliates brings a Patent Challenge or (ii) Company or any of its Affiliates assists another party in bringing a Patent Challenge (except as required pursuant to a court order or subpoena), then all payments due under this Article 4 shall be doubled for the remainder of the Term. In the event that such a Patent Challenge is successful, Company will have no right to recoup any payments made during the period of challenge. In the event that a Patent Challenge is unsuccessful, Company shall reimburse MIT for all reasonable legal fees, costs and expenses incurred in its defense against the Patent Challenge.

4.2
Payments.

(a)
Calculation of Net Sales.

(i)
“Net Sales” shall mean the gross amount (i.e., the amount on the invoice before any discounts, deductions or allowances) billed by Company and, as applicable, its Affiliates or agents (other than a Distributor), but for clarity not its Sublicensees, for Licensed Products and Procedure Components (including sales to Distributors), less the following:

(A)
customary trade, quantity, or cash discounts or rebates, or other payments required by law to be made under Medicaid, Medicare or other governmental or special medical assistance programs, to the extent actually allowed and taken;

(B)
amounts repaid or credited by reason of rejection, return, or recall of Licensed Product;

(C)
allowances of non-collectible receivables, but not to exceed [***] of the gross amount billed by Company, an Affiliate or agent (other than a Distributor) for Licensed Products and Procedure Components in a given Reporting Period, and, if, at any time after such deduction is taken, any of such amount is collected, even if such amount is collected after the end of the Term, such collected amount shall be included as Net Sales in the calendar quarter in which such amounts are collected and Company shall pay MIT royalties thereon accordingly;

(D)
to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product or Procedure Component which is paid by or on behalf of Company, an Affiliate or agent (other than a Distributor); and

(E)
to the extent separately stated on invoices, outbound transportation costs prepaid or allowed and costs of insurance in transit.

(ii)
No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Company, an Affiliate or agent (other than a Distributor).

(iii)
No deductions shall be made for the cost of collections.

(iv)
Net Sales shall occur on the date of billing for a Licensed Product or Procedure Component.

(v)
If a Licensed Product or Procedure Component is sold under a non-arms’ length transaction at a discounted price that is substantially lower than the customary price charged by Company, an Affiliate or Sublicensee, or distributed in exchange for non-monetary consideration (whether or not at a discount), Net Sales shall be calculated based on the non-discounted amount of the Licensed Product or Procedure Component charged to an independent third party under an arms’ length transaction during the same Reporting Period or, in the absence of such sales, on the fair market value of the Licensed Product or Procedure Component as determined in good faith based on pricing of similar sales in comparable markets. The Parties acknowledge that the customary price charged by the Company, an Affiliate or Sublicensee for delivery systems may vary and that nothing within this Agreement shall obligate Company, an Affiliate or Sublicensee to sell such delivery systems for a specific price.
(vi)
In calculating Net Sales, any payments between or among Company, its Affiliates or agents (other than Distributors) for Licensed Products or Procedure Components that are to be resold shall be expressly excluded, and in such case Net Sales will be determined based on the gross amount billed or invoiced at the time of resale of the Licensed Products or Procedure Components to a Distributor or an independent third party purchaser. With respect to transfers or sales of Licensed Products or Procedure Components between or among Company, its Affiliates and agents (other than Distributors) not for the purpose of resale, Net Sales will be equal to the fair market value of the Licensed Products or Procedure Components transferred, assuming an arm’s length transaction in the ordinary course of business.
(vii)
Net Sales shall be the final sale price of the entire Licensed Product or Procedure Component, without reduction or allocation by component or technology.

(b)
Invoices. All invoices issued by MIT under this Agreement shall be addressed to Company as follows, or as otherwise provided by Company in writing to MIT:

Cyclerion Therapeutics Inc

245 First Street, 18th floor

Cambridge, MA 02142

Attention to: Accounts Payable

[***]

(c)
Method of Payment. All payments under this Agreement shall be made payable to “Massachusetts Institute of Technology” and sent to the address identified on the invoice received. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies. Unless otherwise stated on the invoice, payments sent by wire transfer shall be paid to:

[***]

(d)
Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported by the Federal Reserve Bank of St. Louis) on the last working day of the calendar quarter of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales. For avoidance of doubt, Company will pay all non-U.S. taxes related to all payments made to MIT pursuant to this Agreement; these payments are not deductible from payments due to MIT.

(e)
Late Payments. Any payments by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest from the date due, to the extent permitted by law, at five (5) percentage points above the Prime Rate of interest as reported by the Federal Reserve Bank of St. Louis on the last business day of the calendar quarterly Reporting Period to which such payments relate. For avoidance of doubt, this provision applies to any amounts owed to MIT under Section 5.4 (Records and Audit).

5.
Reports and Records

5.1 Progress Reports. Company shall deliver progress reports to MIT [***], containing information sufficient to demonstrate compliance with this Agreement and, without limiting the foregoing, each progress report shall specifically include:

(a)
information describing the progress of efforts to develop and commercialize Licensed Products and Licensed Procedures, with specific reference to the Diligence Requirements set forth in Appendix B, including a list of Licensed Products and Procedure Components being developed or sold, including the entity(ies) developing and selling such Licensed Products and Procedure Components, whether it be Company, an Affiliate or a Sublicensee;

(b)
the number of Sublicenses active during the applicable calendar year as well as an updated list of all Sublicense agreements, including the Patent Rights sublicensed thereunder, and amendments thereto, executed during the applicable calendar year (and copies thereof to the extent not already provided), identity of such Sublicensees, including, for each Sublicensee, the country or countries in which it is organized, domiciled, has its principal place of business, and has its headquarters, and the same information for the party or parties that ultimately Controls the Sublicensee, and if none are active, so state;

(c)
a list of Affiliates exercising any rights licensed under this Agreement, including, for each Affiliate, the country or countries in which it is organized, domiciled, has its principal place of business, and has its headquarters;
(d)
a summary of the Milestone Events set forth in Section 4.1(d) that have been achieved, and if none have been achieved, so state;

(e)
provided that Company is not a public company, a summary of all equity and/or debt financings that occurred in the past calendar year;

(f)
a statement clarifying whether any events have occurred that would trigger the Revenue Reporting and payment obligations described in Section 5.2; and

(g)
Company’s current Certificates of Insurance, in accordance with Section 8.2 (Insurance).

5.2 Revenue Reports. Company’s obligation to submit reports under this Section shall commence upon the earliest of: (a) the date of execution of the first Sublicense; (b) the date of first achievement of a Milestone Event under Section 4.1(d); and (c) a First Commercial Sale of a Licensed Product or Procedure Component, or first commercial performance of a Licensed Procedure. Thereafter, Company shall deliver reports as set forth in this Section 5.2 to MIT (by email to [***]) within [***] following the end of each Reporting Period, containing at least the following information for the preceding Reporting Period, in substantially the forms attached hereto as Appendix C-1 and Appendix C-2 (or equivalent Company preferred format):

(a)
the number of Licensed Products and Procedure Components sold, leased or distributed by Company, its Affiliates and its Sublicensees in each country;

(b)
a list of Patent Rights (identified by MIT Case number) that cover each Licensed Product sold;

(c)
a description of the Milestone Event set forth in Section 4.1(d) that has been achieved during the Reporting Period, together with the corresponding payment amount, and a list of Patent Rights (identified by MIT Case number) that cover the Licensed Product(s) that achieved the Milestone Event or was otherwise practiced in the course of achieving such Milestone Event;

(d)
a description of any Change of Control or assignment events during the Reporting Period;

(e)
the gross amount billed or invoiced by Company, its Affiliates and Sublicensees for each Licensed Product and Procedure Component in each country;

(f)
calculation of Net Sales for the applicable Reporting Period in each country, including a listing of applicable deductions, and, where a deduction is taken, sufficient documentation, including any other related information reasonably requested by MIT, to demonstrate that such deduction was taken in accordance with Section 4.2(a) (Calculation of Net Sales);

(g)
total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

(h)
the amount of Sublicense Income received by Company and its Affiliates from each Sublicensee and the amount due to MIT from such Sublicense Income, including: (i) an itemized breakdown of the sources of income comprising the Sublicense Income (e.g., upfront payments, milestones), which may include information concerning transactions related to the Sublicense as set forth in Section 1.23 (Sublicense Income) and Section 2.2 (Sublicense Rights); (ii) information reasonably sufficient, in MIT’s reasonable judgment, to demonstrate any exclusions deducted from Sublicense Income, as applicable; and (iii) to the extent Company has accepted non-monetary consideration as Sublicense Income, information sufficient to demonstrate to MIT the amount and type of non-monetary consideration received and the method by which Company calculated the fair market value of same. Company shall provide MIT with any additional information reasonably requested by MIT to support permissible deductions from, and allocation of, Sublicense Income;

(i)
with respect to transfers or sales of Licensed Products and Procedure Components between or among Company, Affiliates and Sublicensees not for the purpose of resale, and/or to the extent Company, an Affiliate or Sublicensee has accepted non-monetary consideration as Net Sales, information sufficient to demonstrate to MIT the amount and type of non-monetary consideration received (as applicable) and the method by which Company, an Affiliate or a Sublicensee (as applicable) calculated the fair market value of same; and

(j)
If no amounts are due to MIT for any Reporting Period during the Term, the report shall so state.

5.3 Financial Statements. On or before the [***] following the last day of Company’s fiscal year, Company shall provide MIT with Company’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by Company's treasurer or chief financial officer or by an independent auditor.

5.4 Records and Audit. Company and its agents, as applicable, shall maintain, and Company shall cause its Affiliates and Sublicensees to maintain: (a) in accordance with generally accepted accounting principles, up-to-date, complete, true and accurate books and records in sufficient detail to permit: (i) calculation of all amounts due hereunder, including, without limitation, copies of all invoices properly catalogued and itemized and (ii) confirmation of the accuracy of any reports or information provided pursuant to Section 5.2 (Revenue Reports) and (b) records, reports, notes, lab notebooks and all other relevant information necessary to confirm that products and processes are (or are not) Licensed Products, Procedure Components and/or Licensed Procedures, part (a) and (b), collectively, “Records”. MIT’s appointed agents, shall have the right, at MIT’s expense and subject to a confidentiality agreement with Company substantially similar to the terms set forth in Section 13 (Confidentiality), to audit all existing and relevant Records for all prior Reporting Periods to the extent necessary to perform an audit and, where an audit of Company is not sufficient for purposes of determining compliance under this Agreement, MIT may direct Company to exercise Company’s audit rights under a Sublicense or with respect to an Affiliate. Company shall fully cooperate with such audit and shall permit MIT’s agents to inspect and copy such portions of Records that MIT deems appropriate and necessary up to one (1) time per year upon reasonable advance notice. Books of account and supporting records shall be retained for at least seven (7) years following the end of the Reporting Period to which they pertain. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%) during the audited period or any Reporting Period, or Company attempts to hinder MIT’s inspection of all materials relevant to such audit in accordance with this provision, Company shall bear the full cost of such audit. Company shall remit any amounts due to MIT as revealed by such audit within [***] of receiving notice thereof from

MIT. The Parties agree that all applicable statutes of limitation and time-based defenses (including, but not limited to, estoppel and laches) shall be tolled upon any request by MIT for an audit under this Section. The Parties shall cooperate in taking any actions necessary to achieve this result.

6.
Patent Prosecution

6.1 Responsibility for Patent Rights. MIT shall prepare, file, prosecute, and maintain all of the Patent Rights (the “Prosecution Activities”). Company shall cooperate with MIT in the Prosecution Activities, as may be reasonably requested by MIT. MIT shall instruct its patent counsel to provide Company with copies of all patent prosecution documents relating to the Patent Rights (via [***]) and MIT, or MIT’s patent counsel, shall provide Company a reasonable opportunity, if time permits, to review and comment on such materials. MIT shall seriously consider any comments received from Company relating to the Prosecution Activities; however, the Parties hereby agree and acknowledge that MIT has sole authority to make all decisions relating to the Prosecution Activities.

6.2 Common Interest. MIT and Company have a common legal interest in the successful prosecution of valid and enforceable Patent Rights, including but not limited to the defense of any patents in reexamination proceedings, inter partes review proceedings, post grant review proceedings, district court litigation proceedings, or International Trade Commission litigation proceedings and any judicial or other appeals of the foregoing. In furtherance of that common legal interest, Company agrees that it shall not disclose information and communications received from MIT or MIT’s counsel related to the Prosecution Activities to any other party without MIT TLO’s advance written permission. Company further acknowledges that MIT would not share any such information and communications with Company but for the existence of the common legal interest with Company and Company’s confidentiality obligation concerning those communications. In furtherance of that common legal interest, Company may likewise instruct Company’s patent counsel to disclose to MIT TLO communications between Company and Company’s patent counsel with respect to the Patent Rights. MIT agrees that it shall not disclose such communications to any other party without Company’s advance written permission. MIT further acknowledges that Company would not share any such communications with MIT but for the existence of the common legal interest with MIT and MIT’s confidentiality obligation concerning those communications.

6.3 Payment of Patent Expenses. Without limiting Company’s obligation to reimburse MIT for all expenses incurred in connection with the preparation, filing, prosecution, maintenance and defense of the Patent Rights prior to and including the Effective Date, as set forth in Section 4.1(a)(ii), payment of all fees and costs, including attorneys’ fees and translation costs relating to the Prosecution Activities after the Effective Date (including without limitation, costs for continuations, continuations-in-part, divisionals, extensions, reissues, and derivation proceedings) and, subject to Section 7.9, defense costs, such as those related to defending the Patent Rights during reexamination proceedings, inter partes review proceedings, post grant review proceedings, district court litigation proceedings, International Trade Commission litigation proceedings, and foreign patent office proceedings, and any judicial or other appeals of the foregoing (collectively, “Patent Expenses”), shall be the responsibility of Company. Company shall reimburse MIT for all Patent Expenses in accordance with Section 4.2. In all instances, MIT shall pay the fees prescribed for large entities to the United States Patent and Trademark Office. Notwithstanding the foregoing, in the event MIT grants a commercial license(s) to one or more third parties under any of the Patent Rights to develop, use, make and sell Licensed Products, MIT shall make a reasonable allocation in good faith of the Patent Expenses incurred during the term of such commercial license(s) among Company and such third parties. Company is not entitled to any credits or reimbursements for Patent Expenses incurred prior to the effective date of such new commercial license.

7.
INFRINGEMENT; ENFORCEMENT.

7.1 Notice of Infringement. In the event either Party becomes aware of any possible or actual infringement of any Patent Rights in the Field in the Territory (an “Infringement”), that Party shall promptly notify the other Party and provide it with details regarding such Infringement, to the extent known.

7.2 Suit by Company. Provided that Company remains the exclusive licensee of the Patent Rights and is in compliance with the terms of this Agreement, Company shall have the first right, but not the obligation, to take action to enforce the Patent Rights against any Infringement where Company reasonably determines that a third party is commercializing, or has specific plans and is preparing to commercialize, an infringing product in any country that competes with (or reasonably may compete with) a Licensed Product being developed by Company, an Affiliate or a Sublicensee in the Field. For avoidance of doubt, MIT retains the first right to take action to enforce the Patent Rights against any infringement outside of the Field. Prior to commencing any enforcement action with respect to any Infringement, Company: (a) shall advise MIT (and each Co-Owner, as applicable) in writing of Company’s proposed course of action; (b) at MIT’s request, shall meet with MIT to discuss such proposed course of action; and (c) shall consider in good faith the views of MIT (and each Co-Owner, as applicable) and the potential effects of enforcement activities on MIT and the public interest. Should Company elect to take action to enforce the Patent Rights against any Infringement, Company shall first obtain MIT’s (and each Co-Owner, as applicable) approval of Company’s selected counsel to represent Company and MIT (and each Co-Owner, as applicable), which approval shall not be unreasonably withheld. Once counsel is selected and approved, Company shall keep MIT (and each Co-Owner, as applicable) reasonably informed of the progress of the enforcement action and shall give MIT (and each Co-Owner, as applicable) a reasonable opportunity to offer its views about major decisions affecting the enforcement action or the validity or enforceability of the Patent Rights. Company agrees to consider those views in good faith, but shall have the right to control the action; provided, however, that if Company fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, if Company’s exclusive license to a Valid Claim in the action terminates, MIT has the right to take control of the action pursuant to Section 7.6.

7.3 Joinder. If MIT and/or any Co-Owner is a necessary party under applicable law to establish standing for the initiation or maintenance of an enforcement action by Company pursuant to Section 7.2 (Suit by Company), MIT (and each Co-Owner, as applicable) agrees to join as a co-plaintiff in the action, provided that MIT (and each Co-Owner, as applicable) shall not be the first named plaintiff party in such action. Prior to Company initiating a pleading, Company shall obtain MIT’s (and each Co-Owner, as applicable) approval of Company’s selection of jurisdiction and venue, which approval shall not be unreasonably withheld. Company shall make reasonable efforts to minimize any disruption to MIT’s (and each Co-Owner, as applicable) operations resulting from such joinder and participation in the action.

7.4 Costs, Expenses and Fees. The costs and expenses of any action the Company elects to bring shall be paid for entirely by Company. Company shall indemnify MIT (and each Co-Owner, as applicable) and hold MIT (and each Co-Owner, as applicable) free, clear and harmless from and against any and all costs, expenses, damages and liability in connection with any such action, including, without limitation, any and all attorneys’ fees and other costs, expenses, damages and liability that are incurred by either Party (and each Co-Owner, as applicable) with respect to discovery or any other aspect of the prosecution, adjudication, defense, management and/or settlement of, or joinder to, any such action, including any appeals, remands or other related proceedings (including related proceedings seeking to challenge the validity or enforceability of the Patent Rights), or that are awarded against MIT (and each Co-Owner, as applicable) as a party to such action (collectively, “Litigation Expenses”). Company shall pay for all Litigation Expenses directly; if, however, any Litigation Expenses are incurred by MIT (or any Co-Owner, as applicable), Company shall reimburse MIT (and each Co-Owner, as applicable) for all Litigation Expenses within [***] after receiving an invoice from MIT (or each Co-Owner, as applicable) for same.

7.5 Settlement and Recovery. Company must obtain MIT’s (and each Co-Owner’s, as applicable) written consent before offering or accepting any compromise or settlement, which such consent shall not be unreasonably withheld or delayed. In the event Company exercises its right to commence an enforcement action pursuant to Section 7.2 (Suit by Company), out of any sums recovered in such suit or in settlement thereof, Company shall first reimburse MIT (and each Co-Owner, as applicable) for any unreimbursed Litigation Expenses and then may reimburse itself for all litigation costs and expenses, including reasonable attorneys’ fees, incurred by Company in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then MIT shall receive an amount equal to [***] of such funds and the remaining [***] of such funds shall be retained by Company.

7.6 Suit by MIT. If Company does not take action to enforce the Patent Rights against Infringement pursuant to Section 7.2 (Suit by Company), and has not commenced negotiations with the alleged infringer for the discontinuance of said Infringement, then, within [***] after notification of the existence of an Infringement has been given to MIT pursuant to Section 7.1 (Notice of Infringement), or such other time as the Parties may mutually agree to, MIT may elect to enforce the Patent Rights against such Infringement. Upon written request from MIT, Company agrees to join as a co-plaintiff in the action. Should MIT elect to bring suit against an alleged infringer and Company is joined as party plaintiff in any such suit, Company shall have the right to approve the counsel selected by MIT to represent MIT and Company, such approval not to be unreasonably withheld. All Litigation Expenses shall be paid for entirely by MIT and each Co-Owner, as applicable. MIT and each Co-Owner, as applicable shall not compromise or settle such litigation without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed. In the event MIT exercises its right to sue pursuant to this Section 7.6 (Suit by MIT), it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all Litigation Expenses. If, after such reimbursement, any funds shall remain from said recovery, then Company shall receive an amount equal to [***] of such funds and the remaining [***] of such funds shall be retained by MIT.

7.7 Own Counsel. Without limiting each Party’s (and each Co-Owner’s, as applicable) right to approve counsel pursuant to Section 7.2 (Suit by Company) and Section 7.6 (Suit by MIT), each Party (and each Co-Owner, as applicable) shall always have the right to also be represented by counsel of its own selection and at its own expense in any suit for Infringement instituted under this Article 7 by the other Party.

7.8 Cooperation. Each Party agrees to cooperate fully in any action under this Article 7 that is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

7.9 Patent Challenge. If a Patent Challenge (including, but without limitation, a declaratory judgment action) is brought naming Company and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Company shall promptly notify MIT in writing and MIT may elect, upon written notice to Company, to take over the sole defense of the invalidity and/or unenforceability aspect of the Patent Challenge at its own expense. Notwithstanding the foregoing, in the event such declaratory judgment action is brought by the defendant of an action commenced by Company pursuant to Section 7.2 (Suit by Company), or by an alleged infringer about whom Company has previously notified MIT and about which Company has considered exercising its rights pursuant to Section 7.2 (Suit by Company), Company shall have the first right to take over the sole defense of such declaratory judgment action at its own expense and in accordance with the procedures set forth in Section 7.2 (Suit by Company) (e.g., providing notice and progress updates and acquiring approval for joint counsel if and as necessary from MIT (and each Co-Owner, as applicable)).

8.
Indemnification and Insurance

8.1 Indemnification.

(a)
Indemnity. Company shall indemnify, defend, and hold harmless MIT, Co-Owner(s) and their respective trustees, directors, officers, faculty, students, employees, agents, volunteers, affiliates and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred by or imposed upon any of the Indemnitees in connection with any third party claims, suits, investigations, actions, demands or judgments (collectively, “Claims”) arising out of, or in connection with, this Agreement or any Sublicense, except to the extent such Losses directly result from the gross negligence or willful misconduct of any Indemnitee, as determined by a final, unappealable decision rendered by a court having jurisdiction over the Parties.

(b)
Procedures. MIT or Co-Owner(s), as applicable, agrees to provide Company with prompt written notice of any Claim for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide counsel reasonably acceptable to MIT and Co-Owner(s) to defend against any such Claim. The Indemnitees shall reasonably cooperate with Company in such defense and will permit Company to conduct and control such defense and the disposition of such Claim; provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Company agrees to keep MIT (and each Co-Owner, as applicable) informed of the progress in the defense and disposition of such Claim and to consult with MIT (and each Co-Owner, as applicable) with regard to any proposed settlement. Company shall not enter into any settlement, consent judgment, or other voluntary final disposition of any Claim on behalf of any Indemnitee(s) without the prior written consent of MIT (and each Co-Owner, as applicable).

8.2 Insurance.

(a)
General Obligations. As of the Effective Date, Company shall carry in full force and effect commercial general liability (“CGL”) insurance, which shall protect Company and Indemnitees with respect to events covered by Section 8.1 (Indemnification). Such CGL insurance shall list MIT and Co-Owner(s) as an additional insured thereunder and shall require [***] written notice to be given to MIT prior to any cancellation or material reduction thereof. If there is a cancellation or material reduction in insurance, and Company does not obtain replacement insurance providing comparable coverage prior to the expiration of the [***] notice period described above, MIT shall have the right to terminate this Agreement effective at the end of such [***] period without notice or any additional waiting periods. The minimum limits of such insurance shall be [***] per occurrence or claim with an annual aggregate of [***]. Insurance within this Section 8.2 must be provided by commercial insurance companies with an AM Best rating of not less than A-minus.

(b)
Products Completed; Professional Liability Insurance. At least thirty (30) days prior to: (A) initiation of human testing of any Licensed Product; (B) the use, operation, demonstration, or testing of any Licensed Product by Company or a third party at the premises of any third party that is not subject to a contractual indemnity extending protection to MIT and Co-Owner(s); or (C) the first distribution, sale, lease, or transfer of a Licensed Product, such CGL insurance set forth above shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under Section 8.1 (Indemnification) of this Agreement. If the Company’s CGL insurance does not include coverage for products liability, Company shall, at its sole costs and expense, procure and maintain products/completed operations coverage with a minimum limit of [***] per occurrence with an aggregate of [***].

(c)
Insurance Survival; No Construed Limit. Company shall maintain the required insurance as set forth in this Section 8.2 beyond the expiration or termination of this Agreement during: (i) the period that any Licensed Product is being commercially distributed or sold by Company, its Affiliates or Sublicensees and (ii) a reasonable period after the period set forth in part (i) herein, which in no event shall be less than seven (7) years. The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s liability with respect to its indemnification obligations under this Agreement. Any limitation of liability within this Agreement shall not limit the extent of the Company’s and its assigns’ and successors’ insurance obligations indicated within Section 8.2. Company shall contractually obligate any Sublicensees and Distributors to the same insurance obligations as set forth for in Section 8.2 of this Agreement. Company shall provide MIT with Certificates of Insurance evidencing compliance with this Section for as long as the coverage must be maintained.

9.
DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1 DISCLAIMER OF WARRANTIES. MIT AND CO-OWNER(S) MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY BY MIT THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS AND ANY WARRANTY AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS) AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF MIT, CO-OWNER(S) OR THIRD PARTIES, VALIDITY, ENFORCEABILITY AND SCOPE OF THE PATENT RIGHTS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

9.2 LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO COMPANY’S INDEMNIFICATION OBLIGATIONS HEREUNDER IN NO EVENT SHALL MIT, CO-OWNER(S), COMPANY, THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, FACULTY, STUDENTS, EMPLOYEES, AGENTS AND AFFILIATES BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS (WHETHER SUCH LOST PROFITS ARE CHARACTERIZED AS DIRECT OR INDIRECT DAMAGES), REGARDLESS OF WHETHER MIT OR CO-OWNERS OR COMPANY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING; PROVIDED, HOWEVER, THAT THE LIMITATION OF COMPANY’S LIABILITY UNDER THIS SECTION 9.2 SHALL NOT APPLY TO ANY LIABILITY ARISING FROM COMPANY’S GROSS NEGLIGENCE AND/OR INTENTIONAL MISCONDUCT.

10.
Assignment

This Agreement is personal to Company, and any assignment or transfer of this Agreement, or any right or obligation contained herein, by Company to a third party may be made only with the prior written consent of MIT, except that Company may assign this Agreement without the prior written consent of MIT to a successor in interest of all or substantially all of the Company’s assets or business related to this Agreement, or as part of a Change of Control of the Company, provided that: (a) Company is then in compliance with this Agreement; (b) the proposed assignee is not Subject to Sanctions; (c) the proposed assignee is not a Person operating, organized or resident in, or Controlled by a Person operating, organized or resident in, the People’s Republic of China (including Hong Kong and Macau), Russia, Saudi Arabia, or Venezuela; (d) Company provides advance written notice to MIT of the planned assignment and assignee, including the country or countries in which such proposed assignee is organized, domiciled, has its principal place of business, has its headquarters, and the same information for the party or parties that ultimately Controls such proposed assignee; and (e) the assignee agrees in writing to MIT to be bound by the terms of this Agreement and such writing is promptly provided to MIT. Any purported assignment or transfer in violation of this Section 10 shall be null and void and of no force and effect.

11.
General Compliance with Laws

11.1 Compliance with Laws. Company shall, and shall cause its Affiliates and Sublicensees, as necessary, to comply with all applicable local, state, federal, and international laws and regulations relating to this Agreement, including, but without limitation, all applicable U.S. export control laws and regulations, including, without limitation, regulations administered by OFAC (31 C.F.R. Parts 500-599), the Export Administration Regulations (15 C.F.R. Parts 730-774) and the U.S. International Traffic in Arms Regulations (22 C.F.R. Parts 120-130). Company acknowledges that the application of such laws and regulations extends to, but is not limited to, transfers to its non-U.S. Affiliates, partners, parent organizations, and other related non-U.S. entities. Company hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that Company bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that Company will indemnify, defend, and hold MIT and Co-Owner(s) harmless and whole (in accordance with Section 8.1 (Indemnification)) for the consequences of any such violation.

11.2 Registration. As required by applicable law, Company shall, and shall cause its Affiliates and Sublicensees, as necessary, to register or record this Agreement with the relevant government authority. After the completion of the registration and recordation, Company shall provide MIT with documentation of registration and recordation issued by the government authorities with respect to this Agreement. The costs of the registration and filing shall be borne by Company.

11.3 Use of MIT Name. During the Term, Company may make certain factual statements that it has entered into this Agreement with MIT. Such statements may be made in connection with general company information (e.g., statements regarding company history or technology background), in annual shareholder reports or investor presentations, or as required by law in filings with the U.S. Securities and Exchange Commission; however, no such statement may be used in advertising or other promotional material or activities or in any manner to suggest or imply MIT’s or Co-Owner(s)’ endorsement of Company, its products or its services. Except as specifically permitted herein, Company shall not otherwise use or allow the use of the name of “Massachusetts Institute of Technology,” “Lincoln Laboratory”, “Massachusetts General Hospital” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by MIT or any Co-Owner, or any terms of this Agreement in any other public announcement or disclosure without the prior written consent of MIT’s Institute Office of Communications ([***]), and Hospital’s Chief Public Affairs Officer, which consent MIT or Co-Owner may withhold in its sole discretion. If Company seeks to use the name of an individual trustee, officer, faculty, student, employee or agent, Company must receive the written consent of such individual.

11.4 Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Company shall, and shall cause its Affiliates and Sublicensees, as necessary, to mark all Licensed Products that are manufactured or sold under this Agreement in order to notify the public and competitors that such products are patented.

11.5 Elevated Risk Country Diligence. Company shall provide at least [***] advance written notice to MIT at [***] prior to:

(a)
establishing any Control relationship with any Person or admitting any Investor organized, domiciled, residing, or having a principal place of business or headquarters in, or Controlled by a Person organized, domiciled or residing in, the People’s Republic of China (including Hong Kong and Macau), Russia, Saudi Arabia or Venezuela; or

(b)
effectuating a Change of Control or entering into any other transaction that could result in: (i) an Elevated Risk Country Affiliate or Elevated Risk Country Sublicensee or (ii) the People’s Republic of China (including Hong Kong and Macau), Russia, Saudi Arabia or Venezuela gaining any rights or access to, whether through ownership, Control or contractual arrangements, the Patent Rights or other related Company technology.

If requested by MIT after receipt of such notice, Company will provide MIT with a written legal opinion from reputable counsel in the United States, experienced in such matters, assessing whether a filing with the Committee on Foreign Investment in the U.S. (“CFIUS”) is required or advisable prior to completion of such new investment or other transaction.

11.6 Representation and Covenant Concerning Investors and Other Persons. Company represents and warrants that no Person that Controls Company or any of its Affiliates, nor any Investor, currently is, or has in the past five (5) years been, Subject to Sanctions. Company will notify MIT immediately if it, any of its Affiliates, or any other Person that Controls the Company, or any officer, director, or employee of the Company, becomes Subject to Sanctions and MIT will have the right to terminate this Agreement immediately.

12.
Termination

12.1 Voluntary Termination by Company. Company shall have the right to terminate this Agreement, for any reason, upon at least [***] prior written notice to MIT, provided that all amounts due to MIT have been paid by Company up to and including such termination effective date.

12.2 Termination for Default; Cessation of Business.

(a)
Nonpayment. In the event Company fails to pay any amounts due and payable to MIT hereunder, and fails to make such payments within [***] after receiving written notice of such failure, MIT may terminate this Agreement immediately upon written notice to Company.

(b)
Material Breach. In the event Company commits a material breach of its obligations under this Agreement, except as described in Section 12.2(a) (Nonpayment), and fails to cure that breach within [***] after receiving written notice thereof, MIT may terminate this Agreement immediately upon written notice to Company.

(c)
Cessation of Business. If Company ceases to carry on its business related to this Agreement, MIT shall have the right to terminate this Agreement immediately upon written notice to Company.

12.3 Effect of Termination.

(a)
Effect on Rights Granted. Upon termination of this Agreement by either Party pursuant to either of the provisions of Section 12.1 (Voluntary Termination by Company) or 12.2 (Termination for Default): (i) the rights and licenses granted to Company under Article 2 shall terminate, all rights in and to and under the Patent Rights will revert to MIT and neither Company nor its Affiliates may make any further use or exploitation of the Patent Rights and (ii) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each first tier Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Company such that Company would have the right to terminate such Sublicense, such Sublicensee shall have the right to request a direct license from MIT by sending a written request within [***] of the date this Agreement terminates. During such [***] period the existing Sublicense agreement shall remain in effect, provided that MIT shall have no obligations thereunder that are in addition to, or inconsistent with, the terms of this Agreement and all of Sublicensee’s financial, reporting and other obligations shall run in favor of MIT. Further, such Sublicensee shall be responsible for reimbursing MIT for any Patent Expenses related to the Patent Rights during the [***] period, and any subsequent mutually agreed-to negotiation period, up until the effective date of the new direct license. MIT agrees to negotiate such direct licenses in good faith under reasonable terms and conditions.

(b)
Retained Inventory. After the date of termination or expiration (except in the case of termination by MIT pursuant to Section 12.2 (Termination for Default)), Company, Affiliates and Sublicensees may sell then existing, in-stock Licensed Products for a period of [***], provided that Company shall pay the applicable running royalties to MIT in accordance with Article 4.

12.4 Survival. Any provision that by its nature is intended to survive the expiration or termination of this Agreement shall survive, including but not limited to:

▪
Article 1 (“Definitions”);
▪
Section 4.1(a)(ii) (“Past Patent Cost Reimbursement”);
▪
Section 4.1(d)(iii) (Milestone Payments), solely to the extent set forth therein;
▪
Section 4.1(e)(ii) (“Sharing of Sublicense Income”), solely to the extent set forth therein;
▪
Section 5.2 (“Revenue Reports”), solely to the extent necessary to comply with reporting obligations for revenue received pursuant to Section 4.1 and Section 12.3(b);
▪
Section 5.4 (“Records and Audit”);
▪
Article 8 (“Indemnification and Insurance”);
▪
Article 9 (“Disclaimer of Warranties; Limitation of Liability”);
▪
Article 11 (“General Compliance with Laws”);
▪
Section 12.3 (“Effect of Termination”);
▪
Article 13 (“Confidentiality”) solely to the extent set forth therein; and
▪
Article 14 (“Miscellaneous”).

12.5 Accruing Obligations. In no event shall termination or expiration of this Agreement release Company from the obligation to pay any amounts that became due or payable on or before the date of such termination or expiration.

13.
CONFIDENTIALITY

13.1 Company Confidential Information. “Company Confidential Information” means any proprietary information, which may include progress reports, financial statements, revenue reports, or Sublicense agreements, and which are provided to MIT’s Technology Licensing Office pursuant to this Agreement. Company Confidential Information shall be marked with a legend indicating its confidential status (such as “Confidential” or “Proprietary”). Company Confidential Information shall not include:

(a)
information, which at the time of disclosure hereunder, is already generally known or publicly available;

(b)
information which, after disclosure hereunder, becomes generally known or publicly available other than through any act or omission of MIT;

(c)
information that was in MIT’s possession or control prior to disclosure under this Agreement;

(d)
information received by MIT, without restriction as to further disclosure, from a third party having an apparent bona fide right to disclose the information; or

(e)
information that was independently developed by MIT without the use of Company’s Confidential Information.

13.2 Non-Disclosure. For a period of [***] after disclosure of the Company Confidential Information, MIT shall treat Company Confidential Information as confidential and shall not disclose it except as permitted herein without the prior written consent of the Company.

13.3 Permitted Disclosures. MIT may disclose the Company Confidential Information to its officers, employees, contractors, consultants (including lawyers and financial advisors),

Co-Owner(s), sponsors of the Patent Rights and Assignees, to the extent they have a need to know for purposes of this Agreement and/or MIT’s internal compliance requirements and are subject to confidentiality obligations at least as protective of such Company Confidential Information as this Article 13.

13.4 Disclosure Required by Law. Notwithstanding the above, MIT may disclose Company Confidential Information to the extent required by law, regulation, subpoena, court order, or comparable valid legal process, provided that MIT shall (unless legally prohibited) give Company prompt written notice in order for Company to have the opportunity to take appropriate measures to protect its Confidential Information.

14.
Miscellaneous

14.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed electronic mail (e.g., by means of read receipt or specific acknowledgment by recipient of receipt through responsive email), or registered or certified mail, postage prepaid, return receipt requested, to the following addresses of the Parties:

If to MIT: Massachusetts Institute of Technology

Technology Licensing Office, Room NE18-501

255 Main Street, Kendall Square

Cambridge, MA 02142-1601

Attention: Director

[***]

If to Company: Cyclerion Therapeutics Inc

245 First Street, 18th floor

Cambridge, MA 02142

Attention: CEO

[***]

If to Co-Owner: Chief Innovation Officer

The General Hospital Corporation

MGB Innovation STE 999

399 Revolution Drive

Somerville, MA 02145

[***]

All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section.

14.2 Governing Law/Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The state and federal courts having jurisdiction over Cambridge, MA, U.S.A., provide the exclusive forum for any Patent Challenge and/or any court action between the Parties relating to this Agreement. Company submits to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over Company or constitutes an inconvenient or improper forum. Further, the Parties expressly waive any right to a jury trial in any legal proceeding.

14.3 Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement promptly whenever such causes are removed.

14.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

14.5 Dispute Resolution. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve Company from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

14.6 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement.

14.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

14.8 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

14.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to this subject matter and supersedes all prior agreements or understandings between the Parties relating to this subject matter, including but not limited to the .

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

MASSACHUSETTS INSTITUTE OF CYCLERION THERAPEUTICS, INC.

TECHNOLOGY

By: /s/ Lesley Millar-Nicholson By: /s/ Regina Graul

Name: Lesley Millar-Nicholson Name: Regina Graul

Title: Executive Director Title: CEO

APPENDIX A

List of Patent Applications and Patents

[***]

APPENDIX B

Diligence Requirements

[***]

APPENDIX C-1

[***]

APPENDIX C-2

[***]